Exhibit 99.1

ITEM 7 INFORMATION

     The Common Shares of Wendy’s International, Inc. beneficially owned by ABN AMRO Holding N.V. are held directly by ABN AMRO Equities (Jersey) Limited, which is a direct wholly-owned subsidiary of ABN AMRO North America Holding Company and an indirect subsidiary of ABN AMRO Bank N.V. and ABN AMRO Holding N.V.